Exhibit 99.1

NEWS

RELEASE

FORESTAR GROUP INC. TO BE ACQUIRED BY STARWOOD CAPITAL GROUP

AUSTIN, Texas—April 13, 2017— Forestar Group Inc. (“Forestar” or the “Company”) (NYSE: FOR) today announced that it has entered into a definitive merger agreement (the “Merger Agreement”) with affiliates of Starwood Capital Group (“Starwood”) under which Starwood will acquire all of the outstanding shares of common stock of the Company for $14.25 per share in cash.  The total transaction equity value is approximately $605 million.

The transaction price of $14.25 per share represents an 8.2% premium to the 90-day volume weighted average price of common stock of the Company.

“Over the past 18 months Forestar has significantly reduced costs and outstanding debt, exited non-core assets and focused on its core community development business. While executing these key initiatives, the Board and management have been evaluating longer term strategic alternatives,” said James A. Rubright, Chairman of the Board. “After conducting a thorough review assisted by highly experienced financial and legal advisors, the Board believes that engaging in the transaction with Starwood is the best option to maximize stockholder value.”

The Board of Directors of the Company has unanimously approved the merger agreement and has recommended approval of the merger by Forestar’s stockholders. The transaction is expected to close in the third quarter of 2017 and is contingent on the approval of Forestar’s stockholders, and is subject to the satisfaction or waiver of certain other closing conditions. The transaction is not subject to a financing condition.

JMP Securities LLC is acting as financial advisor to the Company, with Skadden, Arps, Slate, Meagher & Flom LLP acting as legal advisor.  Kirkland & Ellis LLP is acting as legal advisor to Starwood.

First Quarter 2017 Financial Results

In light of today’s announcement, the Company will not issue an earnings release for its first quarter 2017 or hold a conference call for analysts and investors to discuss its first quarter 2017 financial results.

About Forestar Group

Forestar is a residential and mixed-use real estate development company. At year-end 2016, we own directly or through ventures interests in 50 residential and mixed-use projects comprised of approximately 4,600 acres of real estate located in 10 states and 14 markets. In addition, we own interests in various other assets that have been identified as non-core that the company is divesting opportunistically over time. At year-end 2016, our remaining non-core assets principally include over 523,000 net acres of owned mineral assets principally located in Texas, Louisiana, Georgia and Alabama, 19,000 acres of timberland and undeveloped land (including mitigation banking), four multifamily assets and approximately 20,000 acres of groundwater leases in central Texas.

On February 17, 2017, we sold our owned mineral assets for $85.6 million. Forestar operates in three business segments: real estate, mineral resources and other. Forestar’s address on the World Wide Web is www.forestargroup.com.

About Starwood Capital Group

Starwood Capital Group is a private alternative investment firm with a core focus on global real estate, energy infrastructure and oil & gas. The Firm and its affiliates maintain 10 offices in four countries around the world, and currently have more than 2,200 employees. Starwood Capital Group has raised over $40 billion of equity capital since its inception in 1991, and currently manages more than $51 billion in assets. The Firm has invested in virtually every category of real estate on a global basis, opportunistically shifting asset classes, geographies and positions in the capital stack as it perceives risk/reward dynamics to be evolving. Over the past 26 years, Starwood Capital Group and its affiliates have successfully executed an investment strategy that involves building enterprises in both the private and public markets. Additional information can be found at starwoodcapital.com.

Forestar Group Inc.

Charles D. Jehl, 512-433-5229

Cautionary Statement Regarding Forward Looking Statements

This document includes “forward-looking statements” within the meaning of the securities laws. The words “will,” “expect,” “believe,” “future” and similar expressions are intended to identify information that is not historical in nature.

This document contains forward-looking statements relating to the proposed transaction between Forestar and Starwood. All statements, other than historical facts, including statements regarding the expected timing of the closing of the transaction; the ability of the parties to complete the transaction considering the various closing conditions; the competitive ability and position of Starwood following completion of the proposed transaction; and any assumptions underlying any of the foregoing, are forward-looking statements. Such statements are based upon current plans, estimates and expectations that are subject to risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements. The inclusion of such statements should not be regarded as a representation that such plans, estimates or expectations will be achieved. You should not place undue reliance on such statements. Important factors that could cause actual results to differ materially from such plans, estimates or expectations include, among others, that (1) one or more closing conditions to the transaction may not be satisfied or waived, on a timely basis or at all, including that the required approval by the shareholders of Forestar may not be obtained; (2) there may be a material adverse change of Forestar or the business of Forestar may suffer as a result of uncertainty surrounding the transaction; (3) the transaction may involve unexpected costs, liabilities or delays; (4) legal proceedings may be initiated related to the transaction; (5) changes in economic conditions, political conditions, changes in federal or state laws or regulation may occur; and (6) other risk factors as detailed from time to time in Forestar’s reports filed with the Securities and Exchange Commission (the “SEC”), including Forestar’s Annual Report on Form 10-K for the year ended December 31, 2016 which is available on the SEC’s Web site (www.sec.gov).

There can be no assurance that the merger will be completed, or if it is completed, that it will close within the anticipated time period or that the expected benefits of the merger will be realized.

Neither Forestar nor Starwood undertakes any obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

Additional Information and Where to Find It

In connection with the proposed merger transaction, Forestar intends to file relevant materials with the SEC, including a preliminary proxy statement on Schedule 14A. Following the filing of the definitive proxy statement with the SEC, Forestar will mail the definitive proxy statement and a proxy card to each stockholder entitled to vote at the special meeting relating to the proposed merger. INVESTORS ARE URGED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Investors will be able to obtain the proxy statement, as well as other filings containing information about Forestar, free of charge, from the SEC’s Web site (www.sec.gov). Investors may also obtain Forestar’s SEC filings in connection with the transaction, free of charge, from Forestar’s Web site (www.Forestargroup.com) under the link “Investor Relations” and then under the link “Financial and SEC Reporting” and then under the tab “SEC Filings,” or by directing a request to Forestar, Charles D. Jehl, Chief Financial Officer.

Participants in the Merger Solicitation

The directors, executive officers and employees of Forestar and other persons may be deemed to be participants in the solicitation of proxies in respect of the transaction. Information regarding Forestar’s directors and executive officers is available in its definitive proxy statement for its 2017 annual meeting of stockholders filed with the SEC on March 28, 2017. This document can be obtained free of charge from the sources indicated above. Other information regarding the interests of the participants in the proxy solicitation will be included in the proxy statement when it becomes available. This communication shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.